EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 21, 2007, included in the Annual Report on Form 10-K of Greenhill & Co., Inc for the year ended December 31, 2006, with respect to the consolidated financial statements and schedules of Greenhill & Co., Inc, incorporated by reference in this Form 10-K/A.

/s/ Ernst & Young LLP

New York, New York
January 22, 2008